Exhibit 99.2

SOUTHERN STATES BANCSHARES ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

ANNISTON, Ala., August 16, 2021 (GLOBE NEWSWIRE) — Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), announced today the closing of its initial public offering of 996,429 shares of common stock by Southern States and 1,003,571 shares of common stock by certain selling stockholders, at a price to the public of $19.00 per share. Southern States received net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $15.8 million. Southern States expects to use the net proceeds for general corporate purposes, including capital and liquidity to support its growth, and potential acquisitions of banks or closely related businesses. Southern States did not receive proceeds from the selling stockholders’ sale of common stock. Southern States’ common stock began trading on The NASDAQ Global Select Market under the symbol “SSBK” on Thursday, August 12, 2021.

Southern States has granted the underwriters a 30-day option to purchase up to 300,000 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions. If the underwriters’ option is exercised in full, it will result in estimated net proceeds to Southern States, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $21.1 million.

Keefe, Bruyette & Woods, Inc. and Truist Securities acted as joint book-running managers for the offering. Hovde Group, LLC and Performance Trust Capital Partners, LLC acted as co-managers for the offering. The offering was made only by the prospectus included in the registration statement relating to these securities that was filed with, and declared effective by, the SEC on August 11, 2021. A copy of the prospectus related to the offering may be obtained from: Keefe, Bruyette & Woods, Inc., 787 Seventh Ave., 4th Floor, New York, New York 10019, Attention: Equity Capital Markets, or by calling (800) 966-1559, or by emailing USCapitalMarkets@kbw.com; or Truist Securities, Inc., 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, Attention: Prospectus Department, or by emailing TruistSecurities.prospectus@Truist.com.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes “forward looking information,” including with respect to the initial public offering, including the amounts and uses of proceeds. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “if,” “anticipate,” “project,” “seek,” “estimate,” “intend,” “indicate,” “designed,” “contemplate,” “plan,” “future,” “would,” and “should,” “could,” “continue,” “predict,” “target,” “strategies” and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks outlined under “Risk Factors” in the prospectus, which may cause actual results to differ from those implied by any forward-looking statement. Although Southern States believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee the outcome of those forward-looking statements. Southern States has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release.

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.

Contact Information

Lynn Joyce

(205) 820-8065

ljoyce@ssbank.bank

Matthew Keating

(310) 622-8230

ssbankir@finprofiles.com